Exhibit 99.2

Operator: Good day, ladies and gentlemen. Welcome to the Questcor Pharmaceutical’s Fourth Quarter and Full Year 2013 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Doug Sherk of EVC Group. You may begin.

Douglas Sherk

Thank you, operator. And good afternoon, everyone. Thank you for joining us today for the Questcor Pharmaceutical’s conference call to discuss the financial results for the fourth quarter and full year of 2013. This afternoon after the market closed, Questcor issued its earnings release, which is posted on the company’s website at www.questcor.com.

Today’s call is also being broadcast live via webcast, which is available at the Questcor website. A slide presentation will accompany today’s remarks by management. To access both the webcast and the presentation slides go to the Questcor website, click the Investor Relations link and then click on Events and Presentations.

For those of you listening to today’s call via telephone, you can view the accompanying presentation slides on the webcast as I’ve just reviewed, make sure to choose the No Audio/Slides-Only option. There will be a taped replay of this call, which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call.

Before we get started, we’d like to remind you that during the course of this conference call the company will make projections and forward-looking statements regarding future events. We encourage you to review the company’s past and future filings with the SEC, including without limitation, the company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements. These factors include Questcor’s reliance on Acthar for substantially all of its net sales and profits, its ability to receive strong levels of reimbursement from third-party payors and risks associated with Questcor’s R&D program.

The company will also make statements relating to non-GAAP financial measures including non-GAAP earnings per share. Investors should refer to the Regulation G non-GAAP reconciliation table included as part of the company’s earnings release issued today.

The company will also make comments about the level of net sales in the therapeutic areas in which Acthar reviews and treats patients. Please note that the commentary regarding this subject is also based on general company estimates and these estimates could turn out to be incorrect. During the question-and-answer session today, please keep your questions to two and then re-queue for any additional questions.

Finally, consistent with Questcor’s previously announced policy, the company will not respond to questions about the stock repurchase trading window or blackout policy, potential or pending government investigations, or merger and acquisition matters.

With that I’d like to turn the call over to Don Bailey, President and Chief Executive Officer of Questcor.

Don Bailey, President, Chief Executive Officer

Thanks, Doug. And good afternoon, everyone. With me today are Steve Cartt, our Chief Operating Officer; Dr. David Young, our Chief Scientific Officer; Mike Mulroy, our Executive Vice President Strategic Affairs and General Counsel and former Chief Financial Officer; and our new Chief Financial Officer, Raj Asarpota who joined us from Life Technologies Corporation, which was recently acquired by Thermo Fisher for approximately $13.6 billion.

At Life, Raj was responsible for providing financial leadership, for corporate strategy and M&A, financial planning and analysis and supply chain productivity. Raj joined Questcor effective February 17. He is looking forward to helping the company in its next phase of growth and international expansion and to meeting investors and analysts over the coming months.

Steve, David, and Raj will make prepared remarks, then I will provide some concluding remarks about our future and our priorities and then we’ll take some questions.

Questcor finished an excellent 2013 with a strong fourth quarter. For the full year, sales growth momentum continued as Acthar demand grew about 30% year-over-year. We saw expanded prescribing of Acthar in multiple therapeutic areas including rheumatology, neurology, and nephrology. In particular, our increased focus on educating rheumatologists about Acthar and its FDA approved rheumatology-related indications was a primary driver of our strong performance.

For the full year of 2013, we shipped 28,112 vials of Acthar, up 36% compared to 20,741 vials in 2012. Full year 2013 net sales were $798.9 million, up 57% from 2012. On a non-GAAP basis, 2013 net sales were $810.4 million, up 59% from 2012.

Our excellent operating leverage lead to fully tax adjusted non-GAAP EPS of $5.48 per share for the full-year 2013.

During the fourth quarter 2013, we shipped 8,100 vials of Acthar, up 28% compared to 6,330 vials in the year ago quarter. Fourth quarter net sales were $242.9 million, moving as close to $1 billion in sales on an annualized basis. Q4 sales were up 51% from $160.5 million in the fourth quarter of 2012. Non-GAAP EPS were $1.67 per share in the fourth quarter of 2013.

In a few minutes, Steve will provide more detail on our commercial results and activities, including progress on our new pilot commercialization effort for respiratory manifestations of symptomatic sarcoidosis, a potentially serious difficult to treat disorder, already on the FDA approved package insert for Acthar.

We also made substantial progress in 2013 on multiple fronts to establish a strong foundation for our future growth. Importantly, the body of scientific evidence for Acthar continues to build from investments in multiple company-sponsored clinical trials, and from ongoing support for independent investigator initiated studies. Our two company-sponsored Phase 2 trials in ALS and acute respiratory distress syndrome are underway, with patient enrollment now complete in the ALS study.

In addition, a significant focus of our R&D effort is on developing a deeper understanding of melanocortin biology, which could significantly influence our long-term R&D strategy. In addition, we continue to support academic research programs. These efforts help us to better understand how Acthar works in various diseases and medical conditions. We anticipate that additional papers and publications, regarding research from academic scientists will occur in 2014, as they have in prior years though we do not control the timing or content of these items. Over 1,000 patients are or are planned to be treated with Acthar for the company-sponsored and investigator-initiated trials.

Later on the call, David will review all of our clinical trials and our additional progress on the scientific front. In 2013, we also began to diversify and globalize our business by acquiring contract manufacturer BioVectra and in-licensing Synacthen from Novartis.

In addition to investing in our current business and in potential development opportunities for both Acthar and Synacthen, returning capital to shareholders is also a top priority. Over the past year, we returned over $100 million to shareholders through dividend payouts, which were increased twice during 2013 and through share repurchases.

As we turn to 2014, our highest priorities are to continue our commercial momentum, while we also work to further build the body of scientific evidence for Acthar and pursue Synacthen development.

In addition, we have begun to actively explore various strategic alternatives, especially focused on use of our extensive free cash flow. Management is working closely with the board’s newly formed strategic advisory committee. Our goal is to further enhance our continued growth and build additional value for shareholders, patients, employees and the healthcare community.

Now, I’d like to pass the call to Steve to provide more details on our commercial progress.

Steve Cartt, Chief Operating Officer

Thanks, Don, and good afternoon, everyone. I’ll be reviewing the fourth quarter results for our key markets. And I’ll also comment briefly on our early observations related to the pilot sales effort in pulmonology that we began recently.

The fourth quarter was solid with prescription trends reflecting continued strong demand and favorable insurance coverage for Acthar across all of our markets. There are approximately 2,450 to 2,500 new paid prescriptions for Acthar during the quarter about 30% more than the year ago fourth quarter. This is about the same levels of third quarter of 2013, which was an extremely strong quarter but the mix of prescriptions continue to evolve. This evolution was largely due to further growth in rheumatology where we continued to see increased prescribing of Acthar in the on-label indications: dermatomyositis, polymyositis, rheumatoid arthritis and lupus.

There were a total of 540 to 550 new paid Acthar prescriptions for these rheumatology related indications during the fourth quarter, up about 20% from the third quarter. Rheumatology prescriptions now account for nearly 30% of total Acthar business, after only our third full quarter of promotion to rheumatologists. We estimate that net sales from rheumatology prescriptions reached an annualized run rate of around $250 million during the fourth quarter.

Notably, during the quarter, we saw significantly more paid prescriptions for lupus and rheumatoid arthritis combined than prescriptions for DMPM. We believe this illustrates the fact that there are many rheumatologists who recognize the need for additional treatment alternatives in patients suffering from this often debilitating autoimmune diseases. Coupled with the positive feedback that we hear from rheumatologists regarding the results of Acthar treatment and considering the large size of these patient population, this bodes well for Acthar’s long-term potential in rheumatology.

Based on our own internal analysis, we’re seeing an average of 4 vials to 5 vials for a course of therapy in rheumatology. These vials are usually dispensed to patients over three-month period or so, but in some cases rheumatologists appear to be maintaining patients on Acthar for longer than this. We’re working to better understand vial usage patterns in the Acthar rheumatology indications and given that the market is still new for us, we expect to understand vial usage patterns much better over the next several quarters.

Importantly, like in our other approved indications, insurance coverage for Acthar in our rheumatology-related indications has been favorable. Overall, we’re very encouraged by our early performance in this important new market and believe Acthar prescribing by rheumatologists will continue to increase.

Moving on to our nephrology business. There were 390 to 400 new paid prescriptions for NS in the quarter, up about 5% year-over-year. Nephrologists continue to recognize the need for additional treatment options in nephrotic syndrome patients, particularly those who’ve already tried first-line therapy or even second or third-line therapy and are in need of another FDA-approved treatment alternative. Acthar penetration in nephrology is still relatively low at about 10%, so we anticipate continued growth in this market, but this growth will likely continue to be fairly moderate going forward. The continued flow of Acthar case study reports with clinical data should help support continued growth.

We believe that the average patient with nephrotic syndrome uses around seven vials to eight vials over the course of therapy with vials dispensed over several months. Nephrology continues to be our largest market and NS prescriptions currently account for about one-third of Acthar net sales. As a reminder, nephrotic syndrome that is not well controlled can often lead to end stage renal disease, which requires lifelong renal dialysis or a kidney transplant.

Turning to our neurology business. During the fourth quarter, there were 1,345 to 1,355 new paid prescriptions for the treatment of MS relapses, up about 9% year-over-year and down slightly from the record level set in the third quarter of 2013. We saw the same pattern in MS prescriptions in the fourth quarter of 2012 as well. From time-to-time, we hear comments from doctors about MS flares being less frequent in the winter months, so perhaps this pattern in Acthar MS prescriptions is due to seasonality and the occurrence of MS flares. On average, we believe that there are about 1.5 vials dispensed per Acthar prescription for MS relapses. MS prescriptions currently represent over 25% of our Acthar business.

Turning to infantile spasms, new paid prescriptions for IS in the fourth quarter totaled 180 to 185, an increase of 3% year-over-year with about a 20% decrease from the record IS prescription levels seen in the third quarter of 2013. As we’ve mentioned on previous calls, there are significant quarter-to-quarter variability in paid IS prescriptions due to fluctuations in the incidence of this very rare and devastating disorder. As a reminder, the typical course of therapy for IS is roughly 3.5 vial to 4.5 vial through the course of two weeks to four weeks. We continue to be fully committed to providing rapid access to Acthar for this vulnerable patient population and also to supporting continued research and educational efforts related to IS patient care.

As shown in slide seven, the Acthar business has become quite diversified, while growing significantly over the last several years. MS, NS and rheumatology are each significant and growing contributors to the Acthar revenue stream. In future quarters we could conceivably be able to add a fourth area of growth to this picture. And I’ll now briefly comment on our latest exploratory selling effort in pulmonology.

The initial pilot sales team of six reps is now fully in place and initial selling efforts are underway. We’ve begun to make introductory calls and are beginning to now educate pulmonologists about Acthar and its availability for the treatment of respiratory manifestations of symptomatic sarcoidosis, which is an orphan inflammatory disease with high unmet medical need for which Acthar is FDA-approved. We have begun to see very early and encouraging results from this new pulmonology selling effort and in recent weeks, prescriptions for sarcoidosis patients have already begun to come in and get filled.

Over the next few months we will undoubtedly learn a lot from this effort and depending on further feedback regarding physician interest level, and patient response to treatment, we can decide if an expanded sales effort to pulmonologists is warranted as 2014 progresses.

Turning now to our international activities related to Synacthen, we continue to work very closely with Novartis to ensure a smooth transfer of data and information in support of Questcor taking over responsibilities for the product in each of the international markets where we acquired rights. We’re also in active discussions with potential distribution partners, and during the second quarter, we expect to begin the process of taking over Synacthen marketing authorizations from Novartis with the first ex-U.S. Questcor markets. We anticipate that in total the process of transferring Synacthen marketing authorizations to Questcor in all of our markets will take about 15 months to 18 months.

Finally, I’ll comment briefly on what we’ve been seeing with Acthar prescriptions so far this quarter. January was relatively soft, as it was last year, which is likely due to MS seasonal factors and typical annual insurance plan reenrollment for patients. This tends to temporarily drag out prescription process when it comes to the need for new insurance benefit conformation, prior authorizations and the like, but we understand from our specialty pharmacy network that this is a relatively common annual phenomenon in the specialty sector. Recently, however, prescriptions appear to be bouncing back. While the prescription numbers are certainly significantly higher so far this year than what we saw in the first quarter of 2013, we’re seeing a general type of pattern similar to what we’ve seen before.

I’ll now turn the call over to Dr. David Young, our Chief Scientific Officer, who will bring you up-to-date on our scientific efforts and company sponsored clinical programs. David?

David Young, Chief Scientific Officer

Thanks, Steve. Good afternoon, everybody. I’m pleased to provide you with an update on our R&D efforts. Overall, Acthar research continues to expand through company-sponsored investigator-initiated studies. As we’ve done on prior calls, I will focus my comments on our R&D company-sponsored research programs.

As a reminder, the objectives of the company-sponsored research are to, one, better understand the difference and potential therapeutic benefits of various melanocortin peptides; two, better understand the benefits of Acthar on devastating medical conditions for which patients need another treatment option; three, build on the body of evidence, surrounding the efficacy and safety of Acthar for on-label indications; and four, develop the evidence to demonstrate the clinical benefits of Acthar and Synacthen in new indications.

Our melanocortin peptide non-clinical research efforts continue to grow and the results have provided us with a better understanding of Acthar’s potential roles in the treatment of our neurology, nephrology, rheumatology, and as Steve mentioned, more recently, pulmonary indications.

As we studied the effects of Acthar, synthetic melanocortin peptides such as tetracosactide, which is the active peptide in Synacthen and steady steroids on various cells and animal models of human disease, we continue to find that the biological properties of Acthar are different than the synthetic melanocortins and steroids, adding to the body of evidence that Acthar is unique and different than steroids or Synacthen.

Let me update you on our company-sponsored clinical studies related to the on-label Acthar indications. Our idiopathic membranous nephropathy Phase 4 study is ongoing. As a reminder, this is a randomized placebo-controlled trial enrolling treatment refractory patients, which we define as patients non-responsive to other therapy or as having relapsed after partial remission on other therapy.

Although our screening rate and enrollment rate have increased with the last modification of the protocol, the study was still enrolling slower than we liked. Thus, we identified other ways to increase the screening and enrollment rates. Our first initiative has been for Questcor staff to take over the management of and the interaction with each clinical study site. We just completed the transfer of the last site and we have already seen that the sites are more engaged when they were interacting with CRO. Other initiatives to increase screening and enrollment rates are also being evaluated at this time.

We have a second Phase 4 randomized placebo-controlled trial underway looking at persistently active lupus erythematosus or SLE. The first patient was randomized into the study in January of Although conventional treatment for SLE usually includes corticosteroids and other treatments, there is a need for alternative therapeutic options, particularly in those lupus patients who are unable to control their symptoms. This study is progressing and our staff have begun to directly interact with the sites, although we have not taken over complete management of the site as we have with the membranous nephropathy study. Hopefully, in the near future we will be able to better predict when the study should be fully enrolled. Besides these two Phase 4 trials, we’re planning to run at least one additional Phase 4 on-label randomized control trial. At this time, we’re not disclosing which indication we will be investigating, but it should start during the second half of the year.

Based on our knowledge of Acthar’s biological activity, we are also evaluating through company-sponsored IND trials, Acthar’s efficacy and safety and other indications not currently on-label. Similar to SLE and membranous nephropathy, we have modified our approach for our diabetic nephropathy Phase 2 proof-of-concept randomized placebo-controlled trial. Instead of leaving the site interaction solely to the CRO, we have begun to directly interact with the sites. This interaction has reengaged with a number of sites and increased our screening rate. Hopefully in the near future, we will also be able to better predict when this study should be fully enrolled.

As Don mentioned, our Phase 2 study of Acthar in patients with ALS or Lou Gehrig’s disease has completed enrollment. This is a randomized, open-label, eight-week, safety tolerability study that will help us assess appropriate dosing endpoints for future study. Patients who successfully conclude the initial eight-week trial have the option to participate in a 28-week open-label extension on Acthar, with a three-week taper and a one-week follow-up period. All of the sites are managed by Questcor staff and we expect to have the results of this study by the end of the year, which will be critical to determine if we should continue development, and if we do, what the potential clinical trial design would be for our discussions with the FDA.

For our Phase 2 IND study in acute respiratory distress syndrome or ARDS, we have begun to qualify sites. Just to remind you [ph] on said (25:00) expectations, we will be enrolling approximately 210 patients in a four-week randomized placebo-controlled efficacy and safety trial in patients with moderate to severe ARDS. The study is designed to look at several dosing regimens of Acthar, with the primary endpoint being the number of ventilator-free days during the 28-day treatment period. This will be an extremely difficult study to enroll, given these are critically ill patients with multiple medical problems in intensive care units. ARDS is a devastating condition with a high mortality rate. It can come on quickly and aggressively and in moderate-to-severe cases, the lack of oxygen in the blood can lead to organ failure and death in 25% to over 40% of the patients.

As for Synacthen, our other melanocortin peptide product, we are still in the early phase of U.S. development. We are working on transferring the manufacturing process and analytical techniques to meet FDA standards, as well as designing the preclinical pharmacology toxicology programs. We hope to begin some of our preclinical research over the next few months. The level of company-sponsored non-clinical and clinical research continues to expand as we systematically build the body of evidence for Acthar and Synacthen, as well as gain a deeper understanding of melanocortin biology. We look forward to keeping you posted on the progress of these programs and share new programs in the near future.

Now Raj Asarpota, our new CFO will discuss our financial highlights. Raj?

Rajesh Asarpota, Chief Financial Officer

Thanks, David. Good afternoon, everyone. Please note that I’ll reference various non-GAAP financial measures in my remarks. In our earnings release that went out just after market close today, we provided a reconciliation table and that table is also provided in the slides accompanying this call. Investors are encouraged to refer to the table.

Total net sales for the fourth quarter were $242.9 million, up 51% from $160.5 million in the fourth quarter of 2012. The increase was driven by the expanded use of Acthar in multiple therapeutic areas as Steve previously discussed. BioVectra, our specialty manufacturing subsidiary that we acquired in January 2013 had net sales of $12.6 million in the fourth quarter of 2013, as compared to $9.1 million in the third quarter of 2013, a sequential growth of 38%.

We continued to see planned growth in OpEx, with the fourth quarter reflecting the addition of the newly expanded rheumatology sales force, a substantial increase in R&D investment and the inclusion of BioVectra’s operating expenses.

R&D investment in the fourth quarter increased 62% to $19.6 million as compared to $12.1 million for the year ago period. As David just reviewed, we expect to continue to grow our R&D effort and other important programs and expect to see our total OpEx grow by approximately 10% over the level in the fourth quarter of 2013 to $94 million in the first quarter of 2014.

For the fourth quarter operating income was at $136.3 million, up 44% compared to $94.8 million for the fourth quarter of 2012.

Turning to the bottom line, GAAP earnings per share for the quarter were $1.44 diluted based on 62.3 million diluted shares outstanding, up 40% from a $1.03 in the year ago period. Non-GAAP earnings per share for the quarter were $1.67 diluted, up 53% from $1.09 in the year ago period. While we have made important investments in 2013 in both BioVectra and Synacthen, our balance sheet remains very strong.

As of February 21, we had $379 million in cash, cash equivalents and short-term investments which include $75 million in restricted cash. Operating cash flow during the fourth quarter was $106 million, driven primarily by net income of $90 million in the quarter. Return on equity was 91% in the fourth quarter. During the fourth quarter of 2013, we used $53.1 million in cash to repurchase 960,000 shares of a common stock in open market transactions, at an average price of $55.26 per common share.

We announced on February 14, 2014 that our board of directors declared a quarterly cash dividend of $0.30 per share or $1.20 per share on an annual basis. The dividend will be paid on or about April 25, 2014 to the shareholders of record at the close of business on April 18, 2014.

Now, I’ll turn the call back to Don for a summary and some comments on our future prospects. Don?

Don Bailey

Thanks Raj. So to summarize, the fourth quarter was another strong quarter driven by our expanded commercial effort and continued positive momentum in the business. As slide 16 shows, Acthar sales have grown dramatically, over 7 times in fact, over the last three years, while maintaining solid operating margins, superb achievement for any business.

Turning to slide 17, investors can see the progression of net sales by quarter over this three-year period. While past performance is no guarantee of future results, in many ways, we’re more excited about our future prospects in these past achievements. Let me explain why by putting our current situation and opportunities in perspective.

These remarks fall within the bounds of forward-looking statements and should be considered along with the risks discussed in our SEC filings. We believe we continue to have a strong platform for growth. We remain focused on increasing the penetration of the current markets we’re in, that includes nephrotic syndrome, MS, rheumatology, and pulmonology. We’re currently sponsoring investigator-initiatives studies in optic neuritis and we’ll consider expanding our commercial efforts into additional on-label indications of ophthalmology and dermatology at the appropriate time.

As David discussed, we’re also developing new indications for Acthar and with Synacthen we’re looking to develop additional melanocortin therapeutics. We also believe, there’s an untapped international market, not just for Synacthen, but for Acthar as well. Once we better understand the international markets through Synacthen, we’ll see if there might be an opportunity for Acthar.

So lots going on and great opportunities in front of us. As Raj highlighted, we’re generating a significant amount of free cash flow, so establishing priorities and putting that to work will be a part of our strategy as we look to continue to return value to our shareholders.

Operator, we can now open up the call for questions.

QUESTION AND ANSWER SECTION

Operator: Certainly. [Operator Instructions] And our first question comes from the line of Steve Byrne with Bank of America. You may proceed with your question.

Steve Byrne: Steve, you were talking about first quarter trend, you said January was a little bit soft and it sounded like February was up strong. If I look at IMS script trends, February was up maybe 30% over fourth quarter levels. Is that the level of change that you were seeing?

Steve Cartt: Well it’s hard to comment on IMS data. It’s shown variable correlation with our actual script numbers over time, we don’t know exactly how they go about the calculations to project their numbers. So it’s really hard to comment on that. What I will see is, this kind of a pattern is pretty difficult. We saw a fairly dramatic version of it last year, a less dramatic version this year, but it is sort of a pattern we see and the things going into that are MS seasonality, at least that’s what we hear from doctors, it tend to be a little slower in kind of deep winter months. And then there is always January reenrollment activities where patients may have changed plans, but regardless the specialty pharmacies need to confirm, they still have coverage and if there is a PA needed et cetera. So you see a bit of slowdown generally during January in terms of processing, so that it has an effect of sort of pushing some of the scripts into February. So we’ve seen things overall begin to bounce back in February, and that’s again a fairly typical pattern, but once again it’s tough to comment on IMS because with a drug like this, the volumes are so small and their numbers are projected. We don’t know exactly how they go about projecting them, so it’s really hard to comment much on that.

Don Bailey: Hey, this is Don, I like to add just a little bit. So last year Q1 was down pretty significantly from the prior to Q4 2012 to Q1 2013. This year, Steve, if we take kind of January and the first-half of February and we roughly double that, sales are running – number of prescriptions are running below Q4, not as significantly as last year. So we would expect the quarter [ph] anyway (35:57) so far, I mean, based on half a quarter, is running ahead of last year’s Q1, but it’s down from Q4 2013, just to be clear.

Steve Byrne: But if you continued at the pace you are at in the first-half of February, it could be up sequentially. Is that fair?

Don Bailey: I don’t have that information. I’d rather not speculate on that. Last year, we had a big pickup in March. So, if that happens it’s possible, but that’s very speculative.

Steve Byrne: Okay. And just a question on the 3,000 physicians you said have written a script for Acthar in 2013. How would you say that breaks down by specialty? Is it roughly in line with how your sales force splits?

Don Bailey: It roughly is. I would say there is almost an equal number of neurologists and nephrologists writing a little bit over a thousand each, and then the rest are spread out through the other indications. Pretty wide dispersion, there is no real concentrations amongst doctors or geographies.

Steve Byrne: Thank you.

Don Bailey: Pretty wide dispersion, there is no real concentrations amongst doctors or geographies.

Operator: Thank you. Our next question comes from the line of Mario Corso with Mizuho USA. You may proceed.

Mario Corso: Good evening. Thanks for taking my questions. A couple of things I wanted to ask about, on the pulmonology effort. When you talk about seeing some early Rxes, I mean are we talking kind of a few or a handful or are we getting into the 10s or we’re seeing kind of a week-by-week acceleration there? I’m wondering how you think about where sarcoidosis or pulmonology can be relative to where NS and rheumatology were a few months in, whether you’re seeing more similarities and differences. And then...

Don Bailey: Let me answer that one, I will get started and let Steve, we’ll give you chance for another question.

Mario Corso: Sure.

Don Bailey: I’ll answer how it’s – the run rate, but Steve can talk about the potential. We’re still in the ring-a-bell time period we call it. So every time there is a prescription filled, we run around and ring-a-bell and say yeah that’s great. So we’re getting one every couple of days. So I’d say your handful is probably more of the right.... I think we had about 30 last year, so one every other week. And now we’re seeing little bit more frequency, that’s definitely a result of just having – I mean these people only have been out on the street calling on doctors for a very short period of time. But let me let Steve comment on the potential.

Steve Cartt: Yeah, I’ll just reiterate what Don said, it’s still very, very early, but our reps have been out for about a month now, and they’re clearly seeing the interest from doctors. There’s definitely a need there for other treatment alternatives. And we are seeing prescriptions come in. It’s kind of too early to quantify those, but it’s relatively small number, but it feels similar to some of our other markets that we entered very early on during those pilot phases. It doesn’t feel different than that. Clearly there is interest, it’s a new drug and new potential tool for the doctors, and so far, we’re encouraged by what we’re seeing. If they weren’t writing prescriptions at all or we weren’t getting coverage, then that will be a different story but it’s still very early that we’re seeing the right type of early signals in a pilot effort like this.

Mario Corso: Great. And then, the second piece of my question, sticking with the commercial aspect, is there anything specific or new you would highlight that’s being done this year to move along for penetration in MS or NS or rheumatology, whether it’s specific marketing technique or sales force alignment expansion?

Don Bailey: Yes, we’re constantly tinkering around the edges with what we do, and there is experiments being run all the time. I don’t think there is anything unusual in that regard. Steve, you want to provide any color or is this just too low level of detail to try to explain.

Steve Cartt: Yeah, let me comment on nephrotic syndrome, that’s an area where we’re working with doctors to try to get them to incorporate Acthar earlier in the treatment and the treatment sequence. We are also working with them to begin using it and at least have them consider using it in other types of nephrotic syndrome. It’s been primarily used in idiopathic membranous nephropathy, but we have been seeing more usage in things like FSGS and even IgA nephropathy. So I think as doctors begin to incorporate it earlier, that could help increase sales, as well as if they expand some of these areas, other areas, I’ll throw lupus nephritis into that mix as well, but I actually have the Senior VP of Commercial Ops, Eldon Mayer here. So, Eldon may have some thoughts on some of the strategies we’re taking to continue growing sales in 2014.

Eldon Mayer: Yeah, I would just add in addition to what Steve said that, over time we do expect to have more data whether it be preclinical or clinical data and that will certainly help. However, in the meantime, we’ll be focusing on some of the basics continuing to do them, do them better and do them more where it’s appropriate, such as just basic education with doctors about Acthar, how it works and what its potential benefits are to specific patient groups, which we think – we still have a lot of opportunity to do that and there is a need for that. Additionally, a great field of education, particularly with the neurology, with the MS audience and the patient communities about relapse awareness, which has never been done. We’re the first company to do that, as well as the need for basic – for other treatment options such as Acthar. Additionally engaging with other audiences, which are very important in the education and treatment of MS, such as the nurse and the physician assistant. So these are areas we haven’t progressed as much on in the past, we’ll continue to do that by again some things I mentioned before and by applying additional resources there, as well as engaging with care while there are a number of things that we’re dealing that we think will help with the effort.

Doug Sherk: Operator?

Operator: Thank you. Our next question comes from the line of Gary Nachman with Goldman Sachs. You may proceed with your question.

Roger Kumar: Hi. This is Roger Kumar stepping in for Gary. Thanks for taking the question. I was just wondering if you guys had any update on the co-pay reimbursement, if you’re still using the CDF or if you guys are looking for any alternatives and I had another follow up after that?

Steve Cartt: We put out some information on that topic in an 8-K. We suggest people look at that for some detail, but the purpose of co-pay programs are to help financially challenged patients in lower income brackets. So, not surprisingly for higher priced therapeutics like Acthar and there is dozens and dozens of drugs like this. Various safety networks have cropped up through non-profits around the country, there is many of them. And so, it’s relatively common to use those. So, we support those programs and we continue to provide support to people needing co-pay assistance. We have decided not to discuss the specifics of any particular charity that we operate or provide the funds to.

Roger Kumar: Okay. And I just had one quick question on the base business. In terms of the rheumatology, could you go a little bit deeper into what exactly is driving most of that growth and how sustainable you think that is and also what you guys will need to see in order to add more reps there? Thanks.

Don Bailey: Okay. I’ll let Steve answer that, but I mean I think basically there’s a large number of patients in the therapeutic areas where Acthar is approved and while in some cases there is a fair number of drugs available, they’re still plenty of patients who aren’t responding or need help. So Steve you want to provide any expansion to that?

Steve Cartt: Sure. Rheumatology for us is a fair amount different than some of the other areas that we’ve launched into, in that we have multiple indications kind of a combination of orphan diseases like DM and PM combined with much larger conditions like lupus or RA, which is quite large, about 1.3 million patients. In each of these areas, we’re targeting a subset. So that in DMPM we’re targeting probably about 20,000 to 25,000 target patients. In RA, we’re targeting a very, very small fraction of the 1.3 million patients. Of course, there are number of drugs approved and actively used there. So a lot of treatment options, but each of these offices seem to have a group of patients where they sort of run through those treatment alternatives and are looking for something else. So if we end up in RA, which could be a significant growth driver for us in rheum; in RA we’ve got a small fraction but that works out to be somewhere in the 70,000 to 80,000 patient range we think is the target population for Acthar. So, I’d view RA as a future potential growth driver. Lupus as well. Lupus is little bit different than RA or DMPM. It’s not really technically an orphan condition, but it is much smaller than RA at about 250,000 estimated patients in the U.S. Now lupus unlike RA has very few treatment options available. Needs a lot of steroids. Of course, there is one other approved drug on the market that’s used somewhat there, but these patients have a lot of health issues, it affects a number of different organ systems, it could be quite debilitating and yet they have very few treatment options. So in that population, they’re very in need of something, almost anything new that they can put it into their treatment armamentarium. So each of these, you know that we kind of lump them together as rheumatology, each of these indications have its own set of characteristics. And we think there’s significant growth potential, particularly in RA and lupus going forward.

Don Bailey: And just to summarize for all of our on-label indications, there is probably more patients in rheumatology that are in the target areas for Acthar than all the other indications put together. Operator, we’re ready for the next question.

Operator: Thank you. Our next question comes from the line of David Amsellem with Piper Jaffray. You may proceed.

Traver Davis: Thanks for taking the questions. This is Traver Davis on for David. So just staying on rheumatology, just quickly [ph] and I don’t know if I (48:29) missed this in the prepared remarks, but you kind of walked through all the different indications what you’re targeting there, but so far to-date what specific disease area are you seeing the most use and if you could provide any breakdown of use there that would be helpful.

And then also as a second question, switching gears to business development. So in thinking about potentially diversifying the top line, I know you obviously have sales forces that focus on a number of specialties. So on that note, what specialties are the most attractive to you in terms of adding new product or products and what is the extent to which you are focused on orphan disease assets in your BD efforts? Thanks.

Don Bailey: So as far as rheumatology, we have a fair amount of activity in polymyositis, dermatomyositis, and rheumatoid arthritis and in lupus. Rheumatoid arthritis is the fastest growing area. These three aren’t equal, but RA and polymyositis are roughly equal and twice as big as lupus, but all three have good potential. We don’t see growth every single month and we don’t expect to see growth in all of them every quarter, but we certainly year-over-year we expect to see for a while see some growth in all three areas.

As far as business development, we’re just really getting started in that area. We haven’t specifically identified any one therapeutic area. We think that we have our core competency in developing specialty commercial teams. And so that would be attractive to find something that allows us to take advantage of that core competency, but we’re really just getting started. So, I don’t have a specific answer for you on BD.

Traver Davis: Okay, thanks.

Operator: Thank you. Our next question in the queue comes from the line of Tim Chiang with CRT Capital. You may proceed with your question.

Tim Chiang: Hi, thanks. Don, you highlighted a lot of detail about these trials that you are running. Is there any sort of target you might be able to provide in terms of what the cost will be to run these trials for this year?

Don Bailey: Let’s see. Actually I don’t have that information. We can probably find that for you. We would expect the R&D expense to go up again this year, I imagine in the neighborhood of 50% or more, but that’s just – probably even exceed $100 million for all of R&D. Now R&D for us also includes, not just our trials but it includes our entire medical affairs team, and even some elements out of manufacturing. So, when you look at our R&D expense, you have to take into account those things. The true R&D part of it, what you would call classically call R&D, is probably two-thirds of that though.

Tim Chiang: Maybe just one follow-up. It seems like your rheumatology prescriptions have ramped very nicely, especially going up almost a little over 100 prescriptions a quarter. Do you think you will need to run a rheumatology study or rheumatoid arthritis study, a Phase 4 study at all to continue this type of trend or not?

Don Bailey: Well, we’ll definitely try to build a body of evidence around rheumatology. We haven’t made any specific decisions about that. There are some physician sponsored studies that we have funded or will fund, and so there is a quite a bit of activity going on there, that’s more likely to produce something before we could put together a Phase 4 trial. So we find that while Phase 4 trials will be the best to get, but they just take a little bit longer and sometimes these other studies are very helpful in the meantime.

Tim Chiang: Okay. And maybe just one last question. David, you mentioned some of the progress you’re making on the enrollment side, would any of that progress translate into getting results sooner than maybe some of your prior expectations at all for any of these trials?

David Young: Tim, right now, we’re in the process of switching things over and so it’s kind of early to say what’s going to happen. I can tell you right now that we seem to be able to control things better. We seem to keep the sites more engaged and the investigators and the research coordinators engaged. So that’s all positive but what the end result will be in terms of speed of enrollment, I’m just not ready to speculate on that right now because we just started switching things over.

Operator: Thank you. And our last question comes from the line of Jim Molloy with Janney. You may proceed with your question.

Jim Molloy: Hi, guys. Thanks. I was just wondering if there is any update [indiscernible] (54:13) update on the Synacthen acquisition. And any update when this is actually going to close and will be on the books and then just any updates on a strategic review beyond what you said in the prepared remarks, what is the sort of the best option in your opinion for that review to produce?

Don Bailey: Well, Steve did cover that a little bit in his prepared remarks and maybe you can repeat that Steve for Synacthen and then will ask Mike Mulroy who is Head of Strategic Affairs, just a little bit of color on what’s going on in that area?

Steve Cartt: Sure. Yeah, hi, Jim. So just to kind of refresh everybody’s memory, there’s two components of the Synacthen deal. One was the U.S. and that deal closed already. The other part is the international portion and we expect to have that closed in the second quarter. During the quarter, we’re going to begin to transition all these markets and there is a wide range of international markets for where Acthar is sold, everywhere from Canada, the U.K., to places like Iran and Ivory Coast. So, it’s quite a interesting combination of countries, but we will start transitioning the first markets from Novartis to Questcor during Q2, that’s going to take probably 15 months or so. We have a team in place that’s located in Dublin, Ireland now and they’re working very closely with Novartis to make sure that happens on time. So that’s really the update there.

Mike Mulroy: Jim, how are you? It’s Mike Mulroy here. I guess, I’d say in response to your question and the question earlier, that while it is early, I agree with that, but just more broadly, we’re going to be a little careful in providing too much in terms of specifics as this process unfolds as it relates to specific candidates or therapeutic areas of direction. I will say we’ve been watching events in the space and we are quite intrigued by a lot of the energy going on in the field. We have been working with our committee and we will continue that program to investigate ways to diversify the revenue stream and we continue to deliver value to our shareholders, patients and the healthcare community generally.

Jim Molloy: Okay. Just finally any price increases in the quarter?

Don Bailey: Yes. We took a small price increase sometime in mid-January, 5%.

Jim Molloy: Great. Thank you guys for taking the questions.

Don Bailey, President, Chief Executive Officer

All right. Well, thanks everybody for attending today and we will talk to you again either on the phone during the next couple of months or we will talk to you at the next quarterly report at the end of April. Operator?

Operator: Thank you. Ladies and gentlemen, this conference will be available for you after 7:30 pm Eastern Time, today through March 4, 2014 at 11:59 pm Eastern Time. You may access the remote replay system at anytime by dialing the number 855-859-2056 and entering the access code 55826448. International participants will dial the number 404-537-3406. Again those numbers are 855-859-2056 and 404-537-3406. The access code again is 55826448. That does conclude our conference for today. Thank you for your participation in today’s conference. You may now disconnect at this time.